EXHIBIT 3.3(a)

CERTIFICATE OF FORMATION

OF

LRC HOLDINGS LP LLC

This Certificate of Formation of LRC Holdings LP LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

Article One

The name of the Delaware limited liability company formed hereby is LRC Holdings LP LLC.

Article Two

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 30, 2005.

Lyondell Chemical Company

By:	/s/ Kerry A. Galvin
Kerry A. Galvin
Vice President, General Counsel and Secretary